Filed Pursuant to Rules 424(b)(3) and 424(c)
                             Registration No. 333-43988



 EIGHTH PROSPECTUS SUPPLEMENT DATED NOVEMBER 17, 2000
       (to prospectus dated September 12, 2000)

                     $551,450,000
                        KOHL'S
Liquid Yield OptionT Notes (Zero Coupon - Subordinated) due 2020
                          and
The Common Stock Issuable Upon Conversion of the LYONs


         ADDITIONAL SELLING SECURITYHOLDER(6)

     The following represents an additional selling securityholder for the table on pages 26-34 of the prospectus dated September 12, 2000.

                                                      Number of
                    Principal Amount at               Shares of
                     Maturity of LYONs   Percentage  Common Stock Percentage of
                    Beneficially Owned    of LYONs   That May Be  Common Stock
 Name and Address    That May Be Sold    Outstanding   Sold(1)    Outstanding(2)

UBS Warburg LLC         $ 25,000              *          178            *
 677 Washington Blvd.
 Stamford, CT 06901

*Less than 1%.

(1) Assumes conversion of all of the holder's LYONs at a conversion rate of 7.156 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.


(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 329,669,427 shares of common stock outstanding as of May 26, 2000. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of that particular holder's LYONs.
     However, we did not assume the conversion of any other holder's LYONs.


(6) Total principal amount of selling securityholders listed is more than $551,450,000 because certain of the selling securityholders may have transferred
     LYONs pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this Registration Statement. The maximum principal amount of LYONs that may be sold under this prospectus will not exceed $551,450,000.